Exhibit 10.18

Framework Agreement

on the Acquisition of Shares in the Yong Xiong Group

August 2018

This Framework Agreement on the Acquisition of Shares in the Yong Xiong Group (this “Agreement”) was entered into this 2nd day of August, 2018, by and among the following parties:

1.                   Tan Man, a Chinese natural person, ID card no. 43010319750515095X;

2.                   Zhou Xiaofang, a Chinese natural person, ID card no. 430381198501084187;

(Tan Man and Zhou Xiaofang are collectively the “Founders”)

3.                   Hunan Yong Xiong Asset Management Group Co., Ltd., a limited liability company duly established and validly existing under PRC laws, with its registered address at Room 1001, Building 7, Xincheng Science & Technology Park, 588 West Yuelu Avenue, Changsha High-tech Development Zone (the “Yong Xiong Group”);

4.                   Shanghai Zhongping Guojing M&A Equity Investment Fund Partnership (LP), a limited partnership established and existing under PRC laws, with its registered address at Room 1406-B, 89 East Yunling Road, Putuo District, Shanghai (“Zhong Ping Capital”)

The foregoing Parties are referred to individually as a “Party” or such “Party”, collectively as the “Parties” and mutually as the “Other Party” or “Other Parties”.

WHEREAS:

1.                   Zhong Ping Capital or a third party designated by it intends to accept part of the shares held by Tan Man, one of the Founders, in the Cayman Company (as defined below) in order to obtain part of interests in the Group Company (as defined below); and

2.                   The Founders hold 100% of the equity in the Yong Xiong Group, and the Yong Xiong Group intends to put all of its interests under control outside PRC through an offshore restructuring, with a view to helping the overseas controlling entity issue shares outside PRC and get the shares listed for trading on NASDAQ Stock Market or another stock exchange outside PRC.

NOW, THEREFORE, the Parties hereby enter into this Agreement for joint compliance with respect to relevant investment matters through friendly consultation.

Article 1              Definitions and Interpretation

1.1             Definitions

For the purposes of this Agreement, unless otherwise specified, the following terms appearing herein shall have the meanings given below:

Founders	Mean Tan Man and Zhou Xiaofang.

Investor	Means Zhong Ping Capital or a domestic or overseas third party designated by it.

Cayman Company	Means the company that is established under Cayman laws and is 100% owned by the Founders directly and indirectly, which is intended as the IPO entity.

WFOE	Means the PRC WFOE that is 100% indirectly owned by the Cayman Company.

VIE Structure

Means a variable interest entity structure, wherein the Cayman Company will own 100% of the interests in the Yong Xiong Group by means of VIE indirectly through the WFOE; in order to achieve such a structure, the WFOE will enter into VIE Agreements with the Yong Xiong Group and the Founders.

VIE Agreements

Mean (i) Exclusive Consulting and Service Agreement, (ii) Exclusive Option Agreement, (iii) Equity Pledge Agreement, (iv) Shareholders’ Voting Rights Proxy Agreement, and (iv) Spouse Consent Letter, which are entered into by and among the WFOE, the Yong Xiong Group and the Founders.

Amended VIE Agreements

Mean (i) Exclusive Consulting and Service Agreement, (ii) Exclusive Option Agreement, (iii) Equity Pledge Agreement, (iv) Shareholders’ Voting Rights Proxy Agreement, and (iv) Spouse Consent Letter (if any), which are entered into by and among the WFOE, the Yong Xiong Group and the Founders, as amended and restated.

SPV	Means the overseas entity in the VIE Structure, which is directly or indirectly established by the Cayman Company and which indirectly or directly owns 100% of the shares in the WFOE.

Group Company

Collectively means the Cayman Company, the SPV, the WFOE, the Yong Xiong Group and the entities directly or indirectly controlled by the foregoing parties (including but not limited to any VIE entity and the subsidiaries and branches of the Yong Xiong Group set forth in Annex I)

Key Subsidiary	Means an entity within the Group Company with annual operating revenue of more than RMB5,000,000.

Target Shares/Transferred Shares

Mean the shares to be transferred to the Investor from Tan Man, which are issued by the Cayman Company and are directly or indirectly owned by Tan Man in the Cayman Company, representing 20% of the total shares in the Cayman Company on a fully diluted basis.

Hunan Yong Xiong Equity	Means the 0.0001% equity in the Yong Xiong Group to be transferred to the Investor from the Founders, corresponding to RMB60 of the registered capital.

Hunan Yong Xiong Equity Pledge	Has the meaning described in Article 2.3.1(4)(i) hereof.

Hunan Yong Xiong Equity Pledge Notice	Has the meaning described in Article 2.3.1(4)(i) hereof.

WFOE Equity Pledge	Has the meaning described in Article 2.3.1(4)(i) hereof.

WFOE Equity Pledge Notice	Has the meaning described in Article 2.3.1(4)(i) hereof.

Cayman Company Share Pledge	Has the meaning described in Article 2.3.1(4)(i) hereof.

Circular No.37 Registration	Has the meaning described in Article 3.1.3(4) hereof.

The Transaction	Means a series of transactions whereby the Investor acquires the Target Shares and Hunan Yong Xiong Equity.

Share Sale and Purchase Agreement	Means the Share Sale and Purchase Agreement with respect to the Target Shares.

Amended Articles	Means the Articles of Association of the Cayman Company amended pursuant to the terms hereof upon completion of the Transaction.

Formal Transaction Documents

Mean (i) Hunan Yong Xiong Equity Transfer Agreement, the Articles of Association of the Yong Xiong Group and its registration and filing documents; (ii) the Share Sale and Purchase Agreement; (iii) the Amended and Restated Shareholders Agreement of the Cayman Company; (iv) the Amended Articles; (v) the Amended VIE Agreements; and (vi) other documents negotiated by relevant parties, including but not limited to the incorporation documents of the Cayman Company, as well as any annexes, amendments and supplements to the foregoing documents.

Affiliate

Means that a party controls, or shares the control over or exerts a significant effect on another party, and that two or more parties are under the common control, shared control or significant effect of another party; “Control” means the power to decide the financial and business policies of an enterprise and the ability to obtain benefits from the operating activities of such enterprise.

Immediate Family	Mean one’s spouse, parents and children.

Closing	Means Overseas Closing and Domestic Closing.

Closing Date	Has the meaning described in Article 2.3.1(3) hereof.

Transaction Price	Means the total consideration paid by the Investor with respect to the Transaction at the time of Closing.

Overseas Closing	Has the meaning described in Article 2.3.1(1) hereof.

Domestic Closing	Has the meaning described in Article 2.3.1(2) hereof.

Joint Account

Means the account opened with a bank in PRC in the name of Tan Man and jointly managed by Tan Man and the Investor or a third party acceptable to the Investor; the only payee of the account is the Yong Xiong Group.

Material Adverse Change	Has the meaning described in Article 3.3 hereof.

Longstop Date	Means the date that is one hundred and eighty (180) days after the signing date hereof.

Conversion Price	Has the meaning described in Article 2.3.2(7) hereof.

Net Profit

Means the audited net profit after tax for each fiscal year under the consolidated statements of the Group Company (after non-recurring profit and loss), subject to the unqualified audit report issued by an accounting firm qualified for securities business or another accounting firm recognized by the Investor pursuant to the applicable accounting standards.

IPO

Means (i) the initial public offering and listing of the shares in the Cayman Company and admission to trading on New York Stock Exchange, NASDAQ Main Market, the Main Board of The Stock Exchange of Hong Kong Ltd. or any other internationally accepted investment securities exchange with an equivalent or higher international standing that is approved and accepted by the Investor; (ii) back-door listing of the Cayman Company on any of the foregoing exchanges. The first trading day of the shares of the Cayman Company on the relevant exchange or the date when it acquires shares due to back-door listing shall be deemed as the IPO date.

QIPO

Means the IPO of the shares in the Cayman Company, and in any case, the pre-IPO valuation of the shares held by the Investor in the Cayman Company shall not be less than RMB400 million (calculated according to the USD to RMB mid rate published by the PBC on the IPO date) and the annualized return of the Investor calculated according to the foregoing valuation shall not be less than 12%.

Repurchase Price	Has the meaning described in Article 2.3.2(11) hereof.

Series A Ordinary Shares	Mean the Series A Ordinary Shares issued by the Cayman Company, i.e. the shares with a par value of US$0.01 per share.

Transition Period	Has the meaning described in Article 3.4.3 hereof.

Exclusivity Period	Has the meaning described in Article 6.1 hereof.

Force Majeure	Has the meaning described in Article 8.1 hereof.

Affected Party	Has the meaning described in Article 8.1 hereof.

Laws

Mean laws, regulations, rules and judicial interpretations officially promulgated and made known to the public by legislative bodies and other competent authorities of PRC at all levels; solely for the purposes of this Agreement, excluding the laws, regulations and precedents of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

Business Administration Authority

Means State Administration for Market Regulation (SAMR) or any other local market supervision administration having jurisdiction over business registration with respect to the Transaction pursuant to SAMR authorization.

Business Day	Means any day other than Saturday, Sunday and legal holidays in the PRC, the Hong Kong SAR, the British Virgin Islands and the Cayman Islands.

PRC	Means the People’s Republic of China, which, for the purposes of this Agreement, excludes Hong Kong SAR, Macao SAR and Taiwan.

1.2                                         Other interpretations of this Agreement

1.2.1                                “Herein”, “Hereunder” and other similar words and expressions used in this Agreement shall refer to the whole of this Agreement rather than any specific clause hereof;

1.2.2                                The contents and headings herein are inserted for reference only and shall not affect the meaning or interpretation hereof in any way;

1.2.3                                References to “Articles”, “Paragraphs”, “Items”, “Annexes” or “Schedules”, unless otherwise expressly indicated, shall be to the corresponding “Articles”, “Paragraphs”, “Items”, “Annexes” or “Schedules” of or to this Agreement;

1.2.4                                Any agreement, instrument or other document referred to herein shall mean such agreement, instrument or other document as amended, supplemented or modified from time to time;

1.2.5                                This Agreement shall be construed as being drafted by the Parties jointly, and the fact that any clause hereof is drafted by a Party shall not give rise to any assumption or burden of proof for or against any Party.

Article 2              Steps of the Transaction

2.1                                          Transaction Negotiation

Upon execution of this Agreement, the Parties shall negotiate the details of the Transaction hereunder and shall strive to reach consensus on the substance and form of the Formal Transaction Documents within thirty (30) days. Transaction details include but are not limited to the following:

(1)              Specific time, arrangements and prerequisites for the Investor to be assigned the Target Shares and Hunan Yong Xiong Equity and make payment;

(2)              The priority available to the Investor with respect to the Target Shares transferred to it;

(3)              Corporate governance and other relevant matters of the Cayman Company and the Group Company after the Investor is assigned the Target Shares and Hunan Yong Xiong Equity;

(4)              The capital table of the Cayman Company, including the amount of the share capital of the Cayman Company, and the proportion of the Target Shares (priority) to be held by the Investor;

(5)              Confidentiality clause, dispute resolution concerning the Formal Transaction Documents, etc.; and

(6)              Other relevant matters that shall be subject to negotiation in the opinion of the Parties.

2.1.1                                 Due Diligence

While the negotiation is underway with respect to the Transaction, the Investor will carry out legal, financial, business, asset or other forms of due diligence on the Group Company, and investigate the personal credit standings of the Founders.

2.3                                          The Parties will execute the Share Sale and Purchase Agreement and execute other relevant Formal Transaction Documents thereafter

Subject to the satisfaction (or waiver by the Investor) of all the conditions precedent set forth in Article 3.1.1, the Investor, together with the Founders, the Yong Xiong Group, the Cayman Company and other relevant parties, will enter into and perform the Share Sale and Purchase Agreement and other relevant Formal Transaction Documents. The Formal Transaction Documents shall include at least the following:

2.3.1                                Transaction Structure

(1)                 Overseas Closing

Subject to compliance with the terms and conditions specified in the Formal Transaction Documents, the Investor will be assigned the Target Shares to indirectly obtain 20% of the interests in the Group Company. The Parties agree that, the Transaction Price payable by the Investor in connection with the Transaction will be RMB300,000,000 (in words: RMB Three Hundred Million only), meaning that the overall valuation of the Group Company is RMB1,500,000,000 (in words: RMB One Point Five Billion only); such valuation is calculated on the basis of the Group Company’s 2018 estimated net profit of RMB150,000,000 and a P/E ratio of ten (10) times, and the foregoing valuation and price will be adjusted appropriately as agreed in Article 2.3.3 hereof. Subject to compliance with relevant laws and regulations and this Agreement, the Investor shall pay the foregoing Transaction Price into the bank account designated by Tan Man.

The foregoing transaction structure may be adjusted appropriately pursuant to (i) the need for the approval/filing of overseas direct investment by the Investor; and (ii) the capital allocation need of Tan Man, subject to consensus among the Parties and compliance with the provisions of applicable laws and regulations; the additional taxes incurred by the Investor due to any adjustment of the transaction structure made to satisfy the capital allocation need of Tan Man shall be borne by the Founders.

In this Transaction, the Closing shall take place at the Shanghai Office of Beijing Dacheng Law Offices (or any other location agreed upon by the Parties) at 11:00 am Beijing Time on the second (2nd) Business Day after the Investor has met all the conditions for paying the relevant transaction amount outside PRC, the change of the register of shareholders, the change of the register of directors and the Amended Articles of the Cayman Company in connection with the transfer of the Target Shares have been filed with the companies registry of the Cayman Islands, and the amended register of directors of the SPV has been filed with the competent registration authority; such Closing is hereinafter referred to as the “Overseas Closing”.

(2)                 Domestic Closing

Subject to compliance with the terms and conditions specified in the Formal Transaction Documents, Tan Man shall transfer his 0.0001% equity in the Yong Xiong Group to the Investor for a nominal consideration and complete relevant change registration/filing procedures with the Business Administration Authority. Within three (3) Business Days upon completion of the relevant change registration/filing procedures (or at any other time agreed upon by the Parties), the Founders and the Yong Xiong Group shall deliver the proof of registration approval of the Business Administration Department concerning the Yong Xiong Group, updated filings of directors and/or other senior officers, copy of reissued business license (if any) and original of certificate of shareholders’ capital contribution, updated director filings of the WFOE and other supporting documents to the Investor for the record; such delivery is hereinafter referred to as the “Domestic Closing”.  The Parties acknowledge that, the Domestic Closing shall be conducted simultaneously with the Overseas Closing or as soon as possible after the completion of the Overseas Closing. At the same time, the Investor undertakes to execute the Amended VIE Agreements confirmed by the Investor while the Domestic Closing is underway.

The Parties acknowledge that, the Investor shall, within five (5) Business Days following the Domestic Closing, pledge the equity held by it in the Yong Xiong Group to the WFOE and assist in handling the equity transfer registration pursuant to the Amended VIE Agreements.

(3)                 Payment of Deposit and Transaction Price

(i)                 The Investor shall pay a deposit of RMB60 million (the “Deposit”) for the Transaction into the Joint Account within three (3) Business Days after the satisfaction of the conditions precedent to the payment of the Deposit as agreed in Article 3.1.2 hereof. At the same time, the Deposit shall be processed according to the following principles:

(a)               The Parties agree that, subject to the satisfaction of the conditions precedent to the payment of the Transaction Price as agreed in Article 3.1.3 hereof, the Deposit shall be converted into and equally set off against the corresponding portion of the Transaction Price payable by the Investor at the time of the Closing based on the situations of the payer, or refunded to the designated account of the payer of the Deposit according to the provisions of Article 2.3.1(3)(ii) hereof;

(b)              Tan Man shall, within one (1) Business Day, pay the Deposit to the Yong Xiong Group to settle the receivables and payables between Tan Man and the Yong Xiong Group as Affiliates, and shall, within one (1) Business Day, provide the Investor with a copy of the payment voucher signed and confirmed by Tan Man as well as a copy of the corresponding receipt voucher issued by the Yong Xiong Group and affixed with the official seal of the Yong Xiong Group;

(c)               The Founders may confiscate the Deposit for the Transaction if the payment conditions agreed in Article 3.1.3 hereof have been satisfied as at the expiration date of the Exclusivity Period but the Investor refuses to continue the Transaction, or if the payment conditions agreed in Article 3.1.3 hereof are not satisfied due to the action or omission of the Investor;

(d)              The Founders shall refund double of the Deposit to the Investor if the Founders refuses to proceed with the Closing despite the satisfaction of the closing conditions, or if the closing conditions are not satisfied due to the action or omission of the Founders or the Yong Xiong Group, or if the Founders fail to pledge the shares of the Cayman Company within the time limit specified in Article 2.3.1(4) hereof;

(e)               If the payment conditions agreed in Article 3.1.3 hereof have not been satisfied as at the expiration date of the Exclusivity Period due to any reason unattributable to the Investor or the Founders (for example, the Investor fails to complete relevant overseas direct investment (ODI) procedures, the Founders fail to complete Circular No.37 Registration, and it is possible or estimated to possible to complete Circular No.37 change registration or post-registration), or if this Transaction cannot be closed due to other objective reasons, the Founders shall, within three (3) Business Days from the expiration date of the Exclusivity Period, refund the Deposit to the Investor and pay the Investor a capital occupation cost equal to annual simple interest calculated at a rate of 12%; this Paragraph shall apply in preference to other amounts in Article 2.3.1(3);

(f)                In case the Investor identifies the representations and warranties made by the Founders and the Yong Xiong Group as false, concealing, containing material omission or misleading, the Investor shall have the right to terminate the Transaction, while the Founders shall refund double of the Deposit to the Investor within three (3) Business Days from the date when the Investor issues a termination notice.

(ii)              Upon fulfillment of the payment conditions specified in Article 3.1.3 hereof and upon completion of the Closing (the “Closing Date”), the Investor shall pay the Transaction Price to Tan Man or the account designated by him, after the deduction of the Deposit confirmed to be offset. For the avoidance of doubt, if the payer of the Deposit is not the same entity as the actual transferee of the Target Shares, the Transaction Price may be paid in installments with a down payment of RMB60 million; Tan Man shall, within one (1) Business Day upon receipt of such down payment, refund the Deposit to the payer thereof, while the actual transferee of the Target Shares shall in turn pay the remaining Transaction Price to Tan Man.

(4)                 Equity Pledge Registration and De-registration

(i)                 In order to guarantee the performance of all the obligations of the Founders under this Agreement and the Formal Transaction Documents prior to the Closing Date, Tan Man agrees to (a) pledge the 20% equity held by him in the Yong Xiong Group to the Investor or a third party designated by it (“Hunan Yong Xiong Equity Pledge”), and provide the Investor with a notice of creation of equity pledge issued by the Business Administration Authority (“Hunan Yong Xiong Equity Pledge Notice”), (b) within seven (7) Business Days after acquiring the shares in the Cayman Company and prior to the execution of the VIE Agreements, pledge the 20% shares held by him in the Cayman Company to the Investor or a third party designated by it and present the Investor with the evidence of equity pledge (“Cayman Company Equity Pledge”); (c) within three (3) Business Days after acquiring the equity in the WFOE either directly or indirectly, pledge the 20% equity held by him in the WFOE to the Investor or a third party designated by it (“WFOE Equity Pledge”), and present the Investor with a corresponding notice of creation of equity pledge (“WFOE Equity Pledge Notice”);

(ii)              The Investor agrees that, within three (3) Business Days following the Closing, it shall cooperate with the Cayman Company and relevant parties in completing the de-registration procedure of Cayman Company Equity Pledge, and cooperate with Tan Man and the Yong Xiong Group in completing the de-registration procedures of Hunan Yong Xiong Equity Pledge and WFOE Equity Pledge.

(iii)           At the same time of de-registering Hunan Yong Xiong Equity Pledge in Item (ii) above, the Founders shall pledge all of the equity held by them in Hunan Yong Xiong to the WFOE as agreed in the VIE Agreements and complete the corresponding equity pledge registration.

(5)                 Subsequent Domestic Equity Transfer Arrangements

The Investor agrees that, after selling the Target Shares, it shall transfer the Hunan Yong Xiong Equity transferred to it pursuant to Article 2.3.1(2) hereof to Tan Man or a third person designated by him for a nominal consideration, and shall assist the Founders and Hunan Yong Xiong in completing the relevant change registration/filing procedures with the Business Administration Authority, executing the agreement to cancel the Amended VIE Agreements and handling the de-registration procedure of the equity pledge under the Amended VIE Agreements. All the taxes and expenses arising from the equity transfer agreed in this Item (5) shall be paid by Tan Man.

2.3.2                                Priority

Subject to the Investor’s review of the existing documents of the Group Company, with respect to the Transaction, the Investor shall be entitled to at least the following priority to the extent of the Target Shares held by it:

(1)          Transfer Restrictions

Prior to the QIPO of the Cayman Company, except with the prior written consent of the Investor or except as agreed in this Agreement or the Formal Transaction Documents, as long as the Investor still holds any share in the Group Company, the Founders may not directly or indirectly sell, grant, pledge, create encumbrance over or otherwise dispose of the shares or interests directly or indirectly held by them in the Cayman Company, with the result that the shares directly and indirectly held by the Founders in the aggregate in the Cayman Company will account for less than 51% or such share transfer price will be lower than the price at which the Investor acquires the shares. Except under the foregoing circumstances, if the Founders intend to conduct any sale, grant, pledge, create any encumbrance or effect any other disposal, they shall notify the Investor in writing of such arrangement and shall be subject to the provisions set forth elsewhere in this Agreement regarding the transfer restrictions. The restrictions on equity transfer shall be terminated automatically at the time of the QIPO. However, in no case shall the Founders sell, grant, pledge, create encumbrance over or otherwise dispose of the equity or interests in the Key Subsidiaries of the Group Company, except for the purposes of the QIPO, performance of this Agreement and normal business needs.

(2)          Dividend

The dividend shall be decided by the Board of the Cayman Company and may be distributed to the Investor at an annual non-cumulative dividend rate of 8% per share. It is agreed that dividend distribution shall be terminated automatically at the time of the QIPO.

(3)          Right of First Refusal and Co-sale Right

Prior to the QIPO of the Cayman Company, except for customary business exceptions, in any case, if either Founder intends to transfer any of his/her shares in the Cayman Company directly or indirectly, the Investor shall have the priority to purchase such proposed shares in the Cayman Company under the same conditions proportionately. If the Investor does not exercise the right of first refusal, the Investor will have the right to participate in the proposed transfer of shares in the Cayman Company proportionately.

Such right of first refusal and co-sale right will not apply to customary business exceptions and shall be terminated automatically at the time of the QIPO.

(4)          Preemptive Right to New Shares

Prior to the QIPO of the Cayman Company, if the Cayman Company intends to issue new shares to other parties, the Investor shall have the priority to purchase the new shares to be issued by the Cayman Company, at the same price and subject to the same conditions, according to the shareholding proportion of the Investor at that time, unless such issuance of new shares relates to an employee incentive mechanism of the Cayman Company and the anti-dilution arrangement mentioned below.  Such pre-emptive right shall be terminated automatically at the time of the QIPO.

(5)          Composition of Board, Appointment of Directors and Protective Clause

At the time of the Closing, the Investor shall have the right to appoint one (1) director at the Cayman Company, the SPV, the WFOE and the Yong Xiong Group, respectively; the candidate will be Wang Kaiguo, who will exercise director’s powers pursuant to the articles of association of such entities and applicable laws, and have such vote power regarding significant matters of the Group Company as is customarily made available to investors in such investments; such significant matters include but are not limited to the following:

(i)                 Capital increase/decrease, significant combination/division of the Group Company;

(ii)              Sale, transfer, pledge or other disposal of all or substantially all assets of the Group Company;

(iii)           Sale or restructuring resulting in the change of control of the Group Company;

(iv)           Change in the number of members of the Group Company or the method of appointing directors;

(v)              Termination, dissolution or liquidation of any Key Subsidiary of the Group Company;

(vi)           Distribution of dividend and bonus to the shareholders of the Group Company;

(vii)        Modification or termination of the VIE Agreements; or other arrangements which are related to the VIE Structure (other than execution of the Amended VIE Agreements) and have an effect on the exercise of the interests or rights of the Investor;

(viii)     Appointment or removal of the auditor;

(ix)           Termination or material change of the main business of the Group Company for the time being; change of the rights available to the Investor, change of the quantity of preferred shares or change of the rights, privileges and restrictions attached to the preferred shares.

The foregoing veto power shall be terminated at the time of the QIPO of the Cayman Company.

(6)          Liquidation Preference

Prior to the QIPO of the Cayman Company, if the Cayman Company enters into liquidation, dissolution or winding-up, the Investor will receive a preferential liquidation payment, which is equal to (i) the Transaction Price, plus (ii) a fixed return calculated at an annual simple rate of 12% during the period from the Closing Date to the date when such preferential liquidation payment is fully paid to the Investor. After the preferential liquidation payment to the Investor is satisfied, the Investor (deemed to have been converted into an ordinary shareholder of the Cayman Company) and the Founders shall have the right to participate in the distribution of the remaining assets in proportion to their respective shareholdings in the Cayman Company. Such liquidation preference shall be terminated automatically at the time of the QIPO.

The combination or merger of the Cayman Company or the sale, leasing, licensing or other transfer of all or substantially all of its assets or technologies will be deemed as liquidation, unless the shareholders of the Cayman Company prior to such transaction become the shareholders holding more than 51% of the voting rights in the surviving company upon completion of such transaction.

(7)          Conversion Right

Prior to the QIPO of the Cayman Company, the Investor may choose to convert the Target Shares into the ordinary shares of the Cayman Company at a conversion rate of 1:1 at any time (“Conversion Price”), subject to the anti-dilution adjustment and other common adjustments. Following the QIPO of the Cayman Company, the Target Shares will be automatically converted into Series A Ordinary Shares at the Conversion Price then in effect. In case the Cayman Company had not distributed dividend to the Investor as agreed in Article 2.3.2 (2) hereof prior to the QIPO, the dividend available to the Investor as calculated pursuant thereto shall be automatically converted into Series A Ordinary Shares at the Conversion Price then in effect.

(8)          Anti-dilution Clause

Prior to the QIPO of the Cayman Company, except for customary business exceptions, if the per-share price of other shares issued by the Cayman Company is less than the Conversion Price of the Target Shares, then such Conversion Price shall be adjusted on the basis of narrow-based weighted average, including but not limited to the following arrangements: (i) the Cayman Company issues new shares to the Investor for free; (ii) the Founders transfer corresponding shares held by them in the Cayman Company to the Investor for free. The anti-dilution clause shall be terminated automatically at the time of QIPO.

(9)          Right to Know

From the Closing Date up to the QIPO of the Cayman Company, the Founders and the Group Company, up reasonable request of the Investor, provide the Investor with the monthly, quarterly and annual financial reports and annual budget and business plan of the Group Company, and the Investor may require that the annual financial report be audited by an internationally accepted independent public accounting firm. The Investor shall also be entitled to require the Founders and the Group Company to provide other statistical data, trading and financial information in the form reasonable requested by the Investor, so that the Investor will be properly informed of the target information and be able to protect its own interests.

(10)    Registration Right

The Investor has the right to be registered twice, provided that the total issuance price shall reach a certain amount. Subject to satisfaction of customary commercial terms, the Investor shall be entitled to unlimited number of co-registration rights and F-3 registration rights.

(11)    Put-back Option

In case the Cayman Company fails to complete the QIPO within three (3) years from the Closing of the Transaction, the Investor shall have the right to require the Founders to jointly and severally repurchase all or part of the shares held by the Investor in the Cayman Company, at a repurchase price which is equal to (i) the transaction consideration actually paid by the Investor, plus (ii) the fixed return calculated at an annual simple rate of 12% during the period from the Closing Date to the date when the shares held by the Investor are fully repurchased, with the deduction of the bonus and dividend already paid by the Cayman Company to the Investor.

(12)    Other Rights

Other rights, options, privileges or obligations of the Investor will be negotiated with the Cayman Company and the Founders in preparing the conclusive Formal Transaction Documents, and shall be subject to the written agreement concluded by the Parties at that time.

2.3.3                                Performance Target and Performance Compensation

The performance target for the year of 2018 is an annual net profit of no less than RMB150 million (“Performance Target 2018”).

If the net profit in 2018 is less than 80% of the Performance Target 2018 (i.e. RMB120 million), the Investor shall have the right to require the Founders to pay a cash compensation to the Investor as follows, within thirty (30) days upon issuance of the annual audit report 2018 (no later than April 30, 2019).The cash compensation is calculated as follows:

Cash compensation in 2018 = transaction price actually paid by the Investor * (1- net profit in 2018/net profit target in 2018).

If the Founders fail to pay the foregoing cash compensation to the Investor, the Investor shall have the right to require the Founders to provide compensation in shares, and the Founders shall transfer shares to the Investor at a nominal price. If any regulatory authority raises an objection to such equity transfer price in the approval process, the nominal price separately agreed upon by the Parties shall apply, and the taxes and fees arising therefrom shall be paid by the Founders.

Shares required to be transferred by the Founders = number of shares then held by the Investor * (net profit target in 2018/net profit in 2018 - 1).

2.3.4                                Representations and Warranties

From the signing date of the Share Sale and Purchase Agreement to the Closing Date, each of the Group Company and the Founders shall jointly and severally make the customary representations, warranties and undertakings with respect to the Group Company, including but not limited to business, assets, financial condition and operation, under the Formal Transaction Documents. The Formal Transaction Documents shall contain corresponding indemnity clauses with respect to the violations of the representations, warranties or undertakings of the Group Company and the Founders as well as other specific matters identified by the Investor after completing the due diligence.

2.3.5                                Non-competition

The Founders agree, warrant and undertake that: as of the signing date of this Agreement, they (or any of their Affiliates) and their Immediate Family will not enter into any form of horizontal competition or engage in the following activities in any relevant capacity:

(1)              Join any other third party in engaging in any activity competing against the business currently conducted or planned to be conducted in the future by the Group Company in the capacity of principal, agent, partner, shareholder (except for a shareholding of no more than 5% in the listed company), joint venturer, licensee or in any other capacity or have an interest in any such competing activity;

(2)              Lobby or solicit any customer or potential customer of the Group Company with respect to any product, service or business provided by the Group Company; or

(3)              Induce or try to induce any employee, consultant or person holding any other post at the Group Company to terminate his/her employment relationship with the Group Company.

The Founders agree, warrant and undertake that: they will ensure that the Founders, the directors, senior officers, core technical personnel and other key officers of the Group Company shall sign confidentiality agreements and non-competition agreements with the Group Company, and agree in writing that, during their employment and within two (2) years from their termination date or the date when they no longer hold any equity or other interests in the Group Company (whichever is later), the foregoing persons will not engage in any work in the industry competing with the business of the Group Company; if the directors, senior officers, core technical personnel and other key officers violate such confidentiality agreements and non-competition agreements, the Founders shall cause the Group Company to try its best to hold such persons liable for breach.

In case of any breach of the foregoing undertakings, the Founders shall be held jointly and severally liable for the losses thus caused to the Group Company and the Investor.

Article 3                Conditions Precedent to Investment

3.1                                         Conditions Precedent

3.1.1                                  The Parties agree that, prior to the execution of the Share Sale and Purchase Agreement, the following conditions precedent shall be satisfied and/or waived by the Investor:

(1)              The Investor has carried out legal, financial, business, asset or other form of due diligence on the Group Company, and has investigated the personal credit standings of the Founders and has been satisfied with the results of such due diligence; furthermore, after a due diligence (if required) concerning no adverse change in the results of due diligence, the Investor has been satisfied with its report;

(2)              The Parties have reached a preliminary consensus on the Formal Transaction Documents;

(3)              The Parties have obtained all the corporate authorizations necessary to enter into the Share Sale and Purchase Agreement and the Transaction, including but not limited to the approvals of their respective shareholders meeting and boards of directors;

(4)              The Transaction is not conflicting with any other transaction, nor is any consent required from any other third party to enter into the Share Sale and Purchase Agreement;

(5)              There is no financial or market change or change of current legal provisions that would have a material adverse effect on the Transaction or the Group Company; and

(6)              Other reasonable conditions required by the Investor based on the results of due diligence.

3.1.2                                The Investor shall pay the Deposit subject to satisfaction of the following conditions precedent, one or more of which may be waived or exempted by the Investor:

(1)              The conditions precedent set forth under Article 3.1.1 hereof have been satisfied continuously;

(2)              The procedures of Hunan Yong Xiong Equity Pledge have been completed, and the Investor has received Hunan Yong Xiong Equity Pledge Notice.

3.1.3                                The Investor shall pay the Transaction Price (net of the Deposit) subject to satisfaction of the following conditions precedent, one or more of which may be waived or exempted by the Investor:

(1)              The conditions precedent set forth under Article 3.1.1 hereof have been satisfied continuously;

(2)              Relevant parties have approved by their shareholders meetings or boards of directors to execute the Formal Transaction Documents other than the Share Sale and Purchase Agreement and enter into the transactions involved in such other Formal Transaction Documents;

(3)              The Formal Transaction Documents other than the Share Sale and Purchase Agreement shall have been executed by the relevant parties and become effective no later than the Closing Date;

(4)              The VIE Structure has been built, including but not limited to the fact that the Founders have completed the registration, change registration or post-registration procedures (“Circular No.37 Registration”) necessary for the Transaction as required by the Notice of the State Administration of Foreign Exchange on Relevant Issues Concerning Foreign Exchange Administration of the Overseas Investment and Financing and the Round-tripping Investment Made by Domestic Residents through Special Purpose Companies, with a view to reflecting the Transaction;

(5)              The VIE Agreements have been executed and come into force;

(6)              The Investor has completed the procedures related to overseas direct investment (ODI) (including relevant payment applications and payment quota applications) and has obtained approvals from or filings with the competent regulatory authorities (including but not limited to the regulatory authority for the application of insurance funds) (if necessary);

(7)              The Investor has received the legal opinion dated the Closing Date which is issued by the PRC lawyer of the Group Company in form and substance reasonably acceptable to the Investor, including but not limited to the legal compliance of the VIE Structure as well as the payment method used by the Investor for the Transaction Price;

(8)              The Investor has received the legal opinion dated the Closing Date which is issued to the Investor by the Cayman lawyer of the Cayman Company with respect to the transfer of the Target Shares to the Investor, in form and substance reasonably acceptable to the Investor, including but not limited to: Tan Man holds the Target Shares lawfully, free from any pledge, freezing, other security interest or third party right, and there is no pledge, freezing, other security interest or third party right in the Target Shares held by the Investor as at the Closing Date;

(9)              No Party has committed a material breach of this Agreement and the Formal Transaction Documents, and no event of Force Majeure has occurred or is continuing;

(10)        The representations and warranties made by the Group Company and the Founders in the Formal Transaction Documents executed in connection with the Transaction shall be true, complete, accurate, valid and not misleading at the time made, and shall remain true, accurate, complete, valid and not misleading at the time of the Closing;

(11)        There is no financial or market change or change of current legal provisions that would have a material adverse effect on the Transaction or the Group Company; and

(12)        Other reasonable and customary conditions precedent to investment, including the fact that the Founders shall have performed and complied with all the undertakings, agreements, obligations and conditions required to be performed at or before the Closing under the Formal Transaction Documents executed in connection with the Transaction.

3.2                                         Satisfaction of Conditions Precedent

3.2.1                                 The Parties shall make their best effort to procure the satisfaction of the conditions precedent set forth in Article 3.1 hereof as soon as possible;

3.2.2                                 The conditions precedent agreed in Article 3.1 hereof shall not be deemed satisfied or waived until confirmed by the Investor or the Founders (depending on the context).If the Investor has any objection, it shall have the right to require the Founders and the Group Company to take further actions or provide further documents till the Investor confirms that all such conditions precedent have been satisfied or waived by the Investor. The Parties acknowledge that Article 3.1.3(6) hereof may not be waived.

3.2.3                                 From the signing date hereof, if any condition precedent then set forth in Article 3.1 hereof has not been fully satisfied and waived or exempted by the Investor or the Founders in writing by the Longstop Date, or if any fact or circumstance in violation of the foregoing Article 3.1 arises and the Investor or the Founders fail to notify the relevant party and make correction within a reasonable period upon occurrence of the foregoing fact or circumstance, Article 2.3.1(3) and Article 10.2.1 hereof shall apply, and the relevant party shall assume no liability for breach accordingly. In particular, notwithstanding other provisions, if the Investor fails to complete the relevant procedures for overseas direct investment (ODI), resulting in the non-fulfillment of the conditions precedent to payment, the Investor shall also assume no liability for breach.

3.3                                         Material Adverse Change

From the signing date hereof to the Closing Date, the Founders shall endeavor to ensure that there is no event, change or development that would have a material adverse effect on the Transaction, otherwise the Investor shall have the right to terminate this Agreement without assuming any liability for breach. “Material Adverse Changes” include but are not limited to:

3.3.1                               With respect to the Group Company, a material adverse change of assets, business, financial condition or owner’s equity within the scope of its consolidated statements, such as business suspension, interruption or termination, or serious deterioration or material adverse change of its assets and liabilities and financial condition, loss of the ability to pay debts as they become due, loss or damage of material assets or loss or impairment of ownership, power of management or right of use;

3.3.2                                With respect to the Transaction, the inability to conduct the Transaction legally and fully, or loss or material change of the basis of transaction, or serious impairment of transaction value; and

3.3.3                                Existing or impending material change of legal, political, macro-economic and social environments; existing or impending material change of the operation mode or structure of main products or services of the Group Company; existing or impending material change of the industry position of the Group Company or the operating environment of the industry in which it is engaged.

3.4                                         Except for the purposes of satisfying the conditions precedent set forth in Article 3.1 hereof or except for the transaction performed with the prior written consent of the Investor, the Founders shall ensure that:

3.4.1                                They will take all reasonable actions to enable the Group Company to operate its existing business as a going concern in the general and ordinary course of business, its nature, main business scope or main operation mode will not be interrupted or changed, and it will follow the sound business principles adopted prior to the signing date hereof;

3.4.2                                They will endeavor to avoid any condition or circumstance that would result in a breach of any of the terms and conditions hereof;

3.4.3                                From the signing date hereof to the Closing Date (the “Transition Period”), except with the prior written consent of the Investor or except as agreed in this Agreement or the Formal Transaction Documents, the Founders may not directly or indirectly sell, grant, pledge, create encumbrance over or otherwise dispose of the shares or interests directly or indirectly held by them in the Cayman Company, with the result that the shares held by the Founders in the aggregate in the Cayman Company will account for less than 51% or such equity transfer price will be lower than the price at which the Investor acquires the shares. Except under the foregoing circumstances, if the Founders intend to conduct any sale, grant, pledge, create any encumbrance or effect any other disposal, the Founders shall notify the Investor in writing of such arrangement; except for the purposes of the IPO, performance of this Agreement and normal business needs, the Founders may not sell, grant, pledge, create encumbrance over or otherwise dispose of the equity or interests in the Key Subsidiaries of the Group Company;

3.4.4                                During the Transition Period, after giving a written notice, the Investor may inspect the financial books and records (including but not limited to all financial books, minutes of meeting, contracts, documents and lists) of the Group Company during the normal business hours, provided that such inspection will not affect the normal operation of the Group Company.

3.4.5                                The Founders agree not to proactively take any action that causes or might cause any member of the Group Company to violate the foregoing provisions.

3.5                                         Prior to the Closing, except with the prior written consent of the Investor or except as otherwise agreed in the Formal Transaction Documents, neither the Founders nor the Group Company may engage in the following significant activities:

3.5.1                                Amend the Articles of Association and the Amended Articles will give rise to a material adverse change to the Investor’s rights and the Transaction;

3.5.2                                Issue new shares or perform any other refinancing plan with a pre-money valuation less than the valuation of the Transaction;

3.5.3                                Material asset purchase and sale, external guarantee or loan is defined according to the following standards:

(1)           The total assets purchased or sold account for more than 10% of the total end-of-period assets of such entity in the audited consolidated financial accounting report for the latest fiscal year;

(2)           The operating revenue generated by the purchased or sold assets in the latest fiscal year accounts for more than 10% of the operating revenue of such entity in the audited consolidated financial accounting report for the same period;

(3)           The net assets purchased or sold account for more than 10% of the end-of-period net assets of such entity in the audited consolidated financial accounting report for the latest fiscal year; and

(4)           Individual external guarantee or loan exceeds RMB5,000,000, or the cumulative guarantee or loan amount to the same creditor or the same guarantor exceeds RMB10,000,000, except for guarantee provided to the principal for purposes of performing this Agreement and carrying out day-to-day collection business.

3.5.4                                 Distribute dividends;

3.5.5                                Modify or terminate the VIE Agreements or other arrangements in connection with the VIE Structure (other than the execution of the Amended VIE Agreements); and

3.5.6                                Take other actions that are similar to the foregoing and likely to have any adverse effect on the rights of the Investor.

Article 4              Representations and Warranties

4.1                                         Representations and Warranties of the Founders

The Founders and the Yong Xiong Group will make their best effort to assist the Investor in conducting financial, legal, business and other forms of due diligence, audit and evaluation and proceeding with the Transaction, timely provide various data and information and ensure the integrity, accuracy, authenticity and validity of such data and information provided, and warrant that such data are free of any concealing or false record, misleading statement or material omission.

In case any payment problem of the Deposit prevents the deduction of the Deposit from the Transaction Price, the Founders agree to refund the Deposit received to the Investor which will in turn pay the corresponding amount, but the relevant cost or loss (if any) arising therefrom shall be solely borne by Tan Man.

After the Closing Date, if any problem in the payment method of the Transaction Price makes it impossible to complete the procedures for remitting the investment return of the Investor back to PRC or creates an obstacle for completing such procedures, the Founders agree to provide bridge financing equivalent to the Transaction Price to ensure that the Investor can complete the necessary procedures for remitting the investment return back to PRC; further, if the foregoing method still fails to enable the Investor to remit the investment return back to PRC, the Founders agree to pay a compensation equivalent to the investment return at home, thereafter, the Investor agrees to transfer the overseas investment return (if necessary) to the Founders in an appropriate manner. However, the exchange loss (if any) and other relevant costs or losses (if any) arising therefrom shall be solely borne by Tan Man.

Article 5              Costs and Taxes

5.1                                         Costs and Taxes

Unless otherwise agreed herein, the Parties must bear the costs incurred by them in negotiating, preparing and executing this Agreement and each of the Formal Transaction Documents and shall pay the relevant taxes in the Transaction pursuant to relevant Laws.

With respect to the taxes incurred in connection with the Transaction and required to be paid by Tan Man, if relevant PRC laws and regulations impose a withholding obligation on the Investor, the Investor shall perform such withholding obligation pursuant to the provisions of relevant laws and regulations (i.e. the Investor shall have the right to deduct the corresponding taxes from the Transaction Price payable to Tan Man), while Tan Man shall cooperate and provide all the necessary documents.

Article 6              Exclusivity Clause

6.1                                         Exclusivity

The Founders and the Yong Xiong Group shall work with the Investor on the Transaction on an exclusive basis till the Closing Date or the day next to the Longstop Date (whichever is earlier) or another date jointly negotiated by the Founders and the Investor (“Exclusivity Period”).The Founders and the Yong Xiong Group hereby represent and warrant that, they are not subject to any potential sale, transfer and/or financing arrangement entered into any other individual or entity in connection with the Transaction or subject to any other agreement in connection with the Transaction hereunder, and the Founders and the Yong Xiong Group undertake and agree that during the Exclusivity Period, they will not directly or indirectly solicit the interest of any third party, or carry out any discussion or enter into any arrangement with any third party with respect to the potential full or partial sale or transfer of the equity held by the Founders in the Yong Xiong Group (subject to the prior approval of the Investor) or any substantially similar arrangement with respect to the Transaction. For the avoidance of doubt, the Parties acknowledge that, any discussion conducted or arrangement made by the Founders and the Yong Xiong Group with any third party at any time with respect to the subscription for the new shares issued by the Yong Xiong Group or any substantially similar arrangement shall not constitute an violation by the Investor or the Yong Xiong Group of the provisions of this Article 6.1, provided, however, that the pre-money valuation of such new issue shall not be less than the valuation of the Transaction, and such new issue will not result in a change of the actual controller of the Cayman Company or cause Tan Man or the BVI company controlled by him to lose the largest shareholder status in the Cayman Company. If the Investor and the Founders have executed relevant Formal Transaction Documents with respect to the Transaction, and a delay has occurred in order to meet the closing conditions described in the Formal Transaction Documents, the Exclusivity Period shall be postponed accordingly.

Article 7              Confidentiality and Notices

7.1                                         Confidentiality

The Parties undertake that, except with the prior written consent of other Parties or pursuant to the requirements of Laws, the government or competent court, no Party hereto may disclose to any third party (other than the professional consultants of the Parties) the information in connection with the Transaction and the business secrets of other Parties known to such Party in executing and performing this Agreement. The Parties shall bear continuing confidentiality obligation with respect to the foregoing information, and such obligation shall remain in force within two (2) years upon termination hereof.

7.2                                         Notices

7.2.1                                All the notices hereunder shall be delivered by hand, fax or by reputable overnight courier service, postage prepaid. The notices and correspondences among the Parties shall be sent to the corresponding addresses or fax numbers described below (or other addresses or fax numbers indicated by the recipient to other Parties by giving a written notice seven (7) days in advance):

Tan Man, Zhou Xiaofang and Hunan Yong Xiong Asset Management Group Co., Ltd.

Address: Hunan Yong Xiong Asset Management Group, Building 7, Xincheng Science & Technology Park, Changsha High-tech Development Zone

Tel: 0731-81829999

Fax: 0731-81822777

Postal code: 410000

Shanghai Zhongping Guojing M&A Equity Investment Fund Partnership (LP)

Address: Building 6, Changning Financial Park, 1320 Yuyuan Road, Changning District, Shanghai

Tel: 021-31576682

Fax:

Postal code: 200050

Attn: Dai Wei

7.2.2                                The notices sent or delivered pursuant to Article 7.2.1 hereof shall be deemed delivered at the time of delivery if delivered by hand, or at the time of receiving the transmission receipt if sent by fax or on the fifth (5th) calendar day after being deposited with the courier service or taken by the courier service.

Article 8              Force Majeure

8.1                                         “Force Majeure” means all the events that occur after the execution hereof and prevent any Party (“Affected Party”) from performing or partially performing this Agreement, and such events cannot be reasonably controlled or foreseen by the Parties hereto or cannot be reasonably avoided and overcome even if foreseeable (including but not limited to earthquake, typhoon, flood, fire, war, laws and regulations and administrative orders and policies).

8.2                                         In case of an event of Force Majeure that prevents the Affected Party from performing its obligations hereunder, the suspension of performance during the delay resulting from such event of Force Majeure shall not be deemed as a breach. The Affected Party shall promptly notify the other Parties within a reasonable period of time and provide sufficient evidence to prove that such event of Force Majeure has occurred, is continuing and has made it impossible or impracticable for such Party to perform this Agreement in whole or in part.

8.3                                         The Party alleging Force Majeure shall promptly notify the other Parties in writing and assist the relevant party in providing the evidence of the occurrence and continuation of such event of Force Majeure.

8.4                                         In case of an event of Force Majeure, the Parties shall commence negotiation immediately to find a reasonable solution and shall make all the reasonable efforts to minimize the effect of such event of Force Majeure. In case the occurrence or effect of such event of Force Majeure poses a material impediment to the operation of the company for a period of more than six (6) months, and the Parties fail to find a reasonable solution, any Party may terminate this Agreement pursuant to the provisions of Article 10 hereof.

Article 9              Liability for Breach

9.1                                         Event of Default

The Parties hereto shall strictly comply with the provisions hereof, and each of the following events will constitute an event of default:

(1)              Any Party hereto fails to perform its obligations or undertakings hereunder, so that the other Parties cannot fulfill the purposes for which this Agreement and the Transaction are entered into; or

(2)              Any representations and warranties made by any Party hereto under this Agreement are untrue, inaccurate, incomplete or contain material omission in any material respect.

9.2                                         Remedies for Breach

9.2.1                                If an event of default occurs following the execution hereof, the non-breaching party shall be entitled to require the breaching party to make correction within a reasonable period. If the breaching party fails to correct such breach within the specified period, the non-breaching party shall have the right to terminate this Agreement unilaterally and hold the breaching party liable for breach; or although the breaching party has corrected its breach, such breach has caused losses to the non-breaching party, the breaching party shall be still obliged to assume liability for such losses, including the actual losses of the non-breaching party, the benefits obtainable after the performance hereof and the expenses incurred in claiming compensation.

9.2.2                                As of the signing date hereof, should any of the following circumstances arise, the Investor shall have the right to require the Founders and the Yong Xiong Group to jointly and severally pay liquidated damages equivalent to 10% of the Transaction Price:

(1)              (1) The Founders and the Group Company violate the exclusivity clause set forth in Article 6.1 hereof.

9.2.3                                If the Investor fails to pay the Deposit or the Transaction Price on time as agreed herein, the Investor shall pay Tan Man liquidated damages equal to 0.05% of the overdue amount for each delayed day.

9.2.4                                 In case the Founders fail to refund the Deposit or pay capital occupation cost pursuant to Article 2.3.1(3) hereof, or fails to pay cash compensation to the Investor within the period agreed in Article 2.3.3 hereof, the Founders shall pay the Investor liquidated damages equal to 0.05% of the unpaid amount for each delayed day till full payment.

Article 10        Termination

10.1                                    Termination

The Parties hereto may jointly terminate this Agreement in writing after reaching consensus through consultation.

10.2                                   Unilateral Cancellation

10.2.1                          The Investor shall have the right to cancel this Agreement and the Formal Transaction Documents then executed by relevant parties by giving a written notice pursuant to the provisions of Articles 3.2 and 3.3.

10.2.2                          If the breach of any Party has made it impossible to fulfill the fundamental purpose of this Agreement and the Transaction, the non-breaching party shall have the right to demand the early cancellation of this Agreement and the Formal Transaction Documents then executed by relevant parties.

10.2.3                          If the Investor delays in paying the Deposit pursuant to Article 2.3.1(3) hereof for more than seven (7) Business Days, the Founders shall be entitled to cancel this Agreement and the Formal Transaction Documents then executed by relevant parties by giving a written notice to the Investor.

10.3                                   Effect of Cancellation

Early cancellation or termination of this Agreement shall not affect the exercise of the right available to a Party pursuant to this Agreement prior to early cancellation or termination to pursue the breach of another Party or other liabilities specified herein. The following articles hereof shall survive the termination hereof:

(1)              Article 7 Confidentiality and Notices;

(2)              Article 9 Liability for Breach;

(3)              Article 10 Termination;

(4)              Article 11 Applicable Law and Dispute Resolution;

(5)              Article 12 Entire Agreement; and

(6)              Article 13 Miscellaneous.

Article 11        Applicable Law and Dispute Resolution

11.1                                   This Agreement shall be governed by and interpreted in accordance with PRC Laws.

11.2                                   Any controversy, dispute or claim arising among the Parties in connection with this Agreement shall be resolved by the Parties through friendly consultation, with all reasonable efforts made. If no solution is reached, any Party may dispute such controversy, dispute or claim to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission then in effect. The arbitration shall take place in Shanghai, and the arbitral tribunal shall consist of three (3) arbitrators. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties. Arbitration costs, including attorney’s fee, shall be borne by the losing party.

11.3                                   While a dispute arises and is pending resolution, except for the matters under dispute, the Parties shall continue to exercise their unaffected rights hereunder and perform their unaffected obligations hereunder in good faith.

Article 12        Entire Agreement

12.1                                   This Agreement together with the annexes hereto shall constitute the entire agreement among the Parties and may be modified only in writing executed by the Parties. As for any matter uncovered by this Agreement, the Parties may enter into a supplementary agreement through negotiation, which shall have the same legal force as this Agreement. In particular, in case of any conflict between the terms hereof and the content of the Formal Transaction Documents, the latter shall prevail.

12.2                                   If any one or more provisions hereof are deemed invalid, illegal or unenforceable in any respect under applicable laws, the Parties hereto shall be obliged to conduct negotiation and enter into substitute provisions; nevertheless, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected by the foregoing matters in any way.

Article 13        Miscellaneous

13.1                                   This Agreement shall become effective after it is executed by the Parties.

13.2                                   This Agreement is made in quintuplicate, with two (2) copies to be held by the Investor and one (1) copy by each of the other Parties, and all copies shall be equally authentic.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

(This page is intentionally left blank to serve as the signature page of the Framework Agreement Concerning Acquisition of Shares in the Group Company)

IN WITNESS WHEREOF, the Parties have duly authorized their representatives to execute this Agreement in Changning District, Shanghai as of August 2, 2018.

Tan Man

Signature:	/s/ Man Tan

Zhou Xiaofang

Signature:	/s/ Xiaofang Zhou

Hunan Yong Xiong Asset Management Group Co., Ltd.

(seal)
Signature of authorized representative:	/s/ Man Tan [Company Seal is affixed]

(This page is intentionally left blank to serve as the signature page of the Framework Agreement Concerning Acquisition of Shares in the Group Company)

IN WITNESS WHEREOF, the Parties have duly authorized their representatives to execute this Agreement in Changning District, Shanghai as of August 2, 2018.

Shanghai Zhongping Guojing M&A Equity Investment Fund Partnership (LP) (seal)

Signature of authorized representative:	/s/ Kaiguo Wang [Company seal is affixed]

Schedule 1 List of Subsidiaries and Branches of the Yong Xiong Group

(As of __, 2018)

No.	Company Name	Place of Registration
1.	Hunan Weicheng Credit Risk Management Co., Ltd.	PRC
2.	Changsha Yubang Software Development Co., Ltd.	PRC
3.	Changsha Weixin Asset Management Co., Ltd.	PRC
4.	Changsha Weicheng Asset Management Co., Ltd.	PRC
5.	Gansu Yong Xiong Enterprise Management Consulting Co., Ltd.	PRC
6.	Changchun Yong Xiong Business Consulting Co., Ltd.	PRC
7.	Shenzhen Yong Xiong Credit Management Co., Ltd.	PRC
8.	Chongqing Yong Xiong Service Outsourcing Co., Ltd.	PRC
9.	Guangzhou Yong Xiong Credit Management Co., Ltd.	PRC
10.	Hainan Yong Xiong Credit Management Co., Ltd.	PRC
11.	Kunming Yong Xiong Business Consulting Co., Ltd.	PRC
12.	Shanghai Weixin Enterprise Management Co., Ltd.	PRC
13.	Nanjing Yong Xiong Credit Management Co., Ltd.	PRC
14.	Tianjin Yong Xiong Enterprise Management Consulting Service Co., Ltd.	PRC
15.	Chengdu Yong Xiong Enterprise Management Consulting Co., Ltd.	PRC
16.	Beijing Yong Xiong Credit Management Co., Ltd.	PRC
17.	Zhengzhou Yong Xiong Enterprise Management Consulting Co., Ltd.	PRC
18.	Guizhou Weixin Financial Service Outsourcing Co., Ltd. (in preparation)	PRC
19.	Fuzhou Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
20.	Xi’an Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
21.	Hohhot Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
22.	Yinchuan Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC

No.	Company Name	Place of Registration
23.	Shenyang Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
24.	Xinjiang Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
25.	Hefei Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
26.	Harbin Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
27.	Shijiazhuang Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
28.	Guiyang Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
29.	Nanchang Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
30.	Guangxi Nanning Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
31.	Tibet Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
32.	Jinan Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
33.	Wuhan Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
34.	Xining Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
35.	Taiyuan Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC
36.	Hangzhou Branch of Hunan Yong Xiong Asset Management Group Co., Ltd.	PRC